Exhibit 99.1

FOR IMMEDIATE RELEASE - FINAL
Contact:
Hanif Jamal
Chief Financial Officer
Tel: 303-845-3377
Email: investors@dothill.com

Jodi Bochert
Investor Relations
Tel: 303-845-3469
Email: investors@dothill.com

Dot Hill Systems Updates Guidance for Second Quarter 2015 Financial Results

•	Non-GAAP Revenue projected to be $60.4M-$60.8M and 24-26% year-over-year growth

•	Non-GAAP EPS expected to be around $0.06 and about 200% year-over-year growth

Longmont, CO - July 13, 2015 - Dot Hill Systems Corp. (NASDAQ:HILL), a leading provider of SAN storage solutions, announced it has updated its guidance for the second quarter of 2015. Management now expects second quarter non-GAAP net revenue and non-GAAP EPS to be $60.4 to $60.8 million and around $0.06, respectively, compared with the second quarter of 2015 guidance provided in May 2015 of $58 to $62 million and $0.04 to $0.08, respectively. This represents non-GAAP revenue and non-GAAP EPS growth of 24-26% and around 200% respectively, as compared to the second quarter of 2014. The Company also notes that its Server OEM and Vertical Markets businesses are expected to grow about 30% and 20%, respectively, on a year-over-year basis.

“We believe our growth trajectory that began in Q4 2014 continues to be catalyzed by company specific factors, including new customer and product launches and the compelling value and innovation inherent in RealStor 2.0,” stated Dana Kammersgard, chief executive officer, Dot Hill Systems. “Despite the subdued economic environment and secular headwinds in the IT and storage sectors, we continue to take share from our competitors as our customers’ product launches progress. In the second quarter, our Server OEM segment experienced exceptional growth derived from both existing and expanding customer relationships, after several quarters of decline. In addition, we are gratified by the continued strength in our historically lumpy Vertical Markets business, particularly after over 60% year-over-year growth in the first quarter.”

“The first half of 2015 picked up where 2014 left off, as we are projecting revenue to increase over 40% in Vertical Markets, over 11% with Server OEMs and over 24% in aggregate, relative to the first half of 2014,” stated Hanif Jamal, chief financial officer, Dot Hill Systems. “More importantly, growth is resulting in operating leverage with non-GAAP EPS for the first half projected to be almost three times greater than where we were this time last year. Despite a challenging economic and industry sector outlook, our midyear outlook maintains our confidence in our ability to meet or likely exceed the mid-point of the 2015 guidance ranges provided in March 2015.”

The Company has not completed its second quarter 2015 financial review process and related assessments. The results and conclusions of these assessments could impact actual second quarter 2015 GAAP and Non-GAAP financial results.

Exhibit 99.1

About Non-GAAP Financial Measures

The Company’s non-GAAP financial measures exclude the impact of stock-based compensation expense, legal settlements and associated expenses, intangible asset amortization, restructuring and severance charges, charges or credits for contingent consideration adjustments, charges for impairment of goodwill and other long-lived assets, specific and significant warranty claims arising from a supplier’s defective products, the impact of our discontinued AssuredUVS software business and the effects of foreign currency gains or losses. The non-GAAP financial measures include the recognition of revenues and directly related costs associated with long-term AssuredVRA software contracts, which were deferred and amortized in the Company’s GAAP financial statements. The Company used these non-GAAP measures when evaluating its financial results as well as for internal resource management, planning and forecasting purposes. These non-GAAP measures should not be viewed in isolation from or as a substitute for the Company’s financial results in accordance with GAAP.

About Dot Hill

Leveraging its proprietary Assured family of storage solutions, Dot Hill solves many of today’s most challenging storage problems - helping IT to improve performance, increase availability, simplify operations, and reduce costs. Dot Hill’s solutions combine breakthrough software with the industry’s most flexible and extensive hardware platform and automated management to deliver best-in-class solutions. Headquartered in Longmont, Colorado, Dot Hill has offices and/or representatives in China, Germany, India, Japan, Singapore, the United Kingdom, and the United States. For more information, visit www.dothill.com

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include statements regarding Dot Hill’s projected financial results for the second quarter of 2015. The risks that contribute to the uncertain nature of the forward-looking statements include, among other things: the risk that actual financial results for the second quarter 2015 may be different from the financial guidance provided in this press release; the risks associated with macroeconomic factors that are outside of Dot Hill’s control; the risk that projected future opportunities may never fully develop into ongoing business relationships and/or binding contractual agreements; the fact that no Dot Hill customer agreements provide for mandatory minimum purchase requirements; the risk that one or more of Dot Hill’s OEM or other customers may cancel or reduce orders, not order as forecasted or terminate their agreements with Dot Hill; the risk that Dot Hill’s new products may not prove to be popular; the risk that one or more of Dot Hill’s suppliers or subcontractors may fail to perform or may terminate their agreements with Dot Hill; the risk that vertical markets’ sales may not ramp as expected; unforeseen product quality, technological, intellectual property, personnel or engineering issues and any costs that may result from such issues; and the additional risks set forth in Dot Hill’s most recent Form 10-Q and Form10-K filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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